SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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STIFEL FINANCIAL CORP.
 (Name of Registrant as Specified in Its Charter)

(Name of Person Filing Proxy Statement if other than the Registrant)

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Stifel Financial Corp One Financial Plaza 501 North Broadway St. Louis, Missouri 63102-2102

April 5, 2004

Dear Stockholder:

We cordially invite you to attend Stifel Financial Corp.'s annual stockholders' meeting. The meeting will be held on Wednesday, May 5th, 2004, at 11 a.m. in the Founders Hall, 2nd Floor, One Financial Plaza, 501 North Broadway, St Louis, Missouri. One Financial Plaza is located on the southwest corner of Washington and Broadway in downtown St. Louis.

At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached proxy statement.

Thank you for your support of Stifel.

Sincerely,

Ronald J. Kruszewski

Chairman of the Board
and Chief Executive Officer

This proxy statement and the accompanying proxy card are being mailed to
Stifel stockholders beginning about April 5, 2004.

STIFEL FINANCIAL CORP. ONE FINANCIAL PLAZA 501 NORTH BROADWAY ST. LOUIS, MISSOURI 63102-2102 (314) 342-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 5, 2004

Dear Stockholder:

The annual meeting of stockholders of Stifel Financial Corp. will be held in the Founders Hall, 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, on Wednesday, May 5th, 2004, at 11:00 a.m., for the following purposes:

1. To elect four Class III directors to hold office for a term of three years or until their successors shall have been duly elected and qualified;

2. To re-affirm the performance goals under the Stifel Financial Corp. 1999 Executive Incentive Performance Plan;

3. To ratify the appointment of Deloitte & Touche LLP as independent auditors for 2004; and

4. To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

Our board of directors has fixed the close of business on March 17, 2004 as the record date for the determination of stockholders entitled to receive notice of and to vote at the annual meeting and any adjournment thereof. A stockholder list dated as of the record date will be available for inspection by any stockholder at our offices in St. Louis, Missouri for ten days prior to the annual meeting.

We cordially invite you to attend the annual meeting. Even if you plan to be present at the meeting in person, you are requested to date, sign and return the enclosed proxy card in the envelope provided so that your shares will be represented. The mailing of an executed proxy card will not affect your right to vote in person should you later decide to attend the annual meeting.

By Order of the Board of Directors.
Marcia J. Kellams, Secretary April 5, 2004 St. Louis, Missouri

ABOUT THE ANNUAL MEETING

WHO IS SOLICITING MY VOTE?

Our board of directors is soliciting your vote at the 2004 annual meeting of stockholders.

WHAT WILL I BE VOTING ON?

  Election of directors (see page 5).

  Re-affirmation of certain performance goals under our 1999 Executive Incentive Performance Plan (see page 19).

  Ratification of Deloitte & Touche LLP as our independent auditors for 2004 (see page 21).

HOW MANY VOTES DO I HAVE?

You will have one vote for every share of common stock you owned on the record date, March 17, 2004, for each of the directors to be elected and on each other proposal presented at the annual meeting. There is no cumulative voting in the election of directors.

HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

7,515,129, consisting of one vote for each of the shares of common stock that were outstanding on the record date.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

3,757,565 votes, which represents a majority of the votes that can be cast at the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

DOES ANY SINGLE STOCKHOLDER CONTROL AS MUCH AS 5 PERCENT OF ANY CLASS OF STIFEL'S COMMON STOCK?

There are four stockholders that beneficially own over 5 percent of our common stock (see page 5).

HOW DO I VOTE?

You can vote either by proxy with or without attending the annual meeting or in person at the annual meeting.

To vote by proxy, you must either:

  If your shares are registered in your name at UMB Bank, n.a. (our transfer agent), you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

  If you hold your stock through a securities broker (that is, in street name), you must either:

    fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

    vote by telephone (instructions are on the proxy card), or vote by Internet (instructions are on the proxy card).

Our employees who participate in our employee benefit plans may vote on our Intranet or may have their proxy card mailed to them.

If you want to vote in person at the annual meeting, and you hold your stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

CAN I CHANGE MY VOTE?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone, Internet or Intranet, or send a written notice of revocation to our corporate secretary at the address on the cover of this proxy statement. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS OR TO APPROVE THE TWO PROPOSALS?

  A plurality of votes cast is required to elect directors, therefore, the four nominees receiving the highest vote totals will be elected as directors.

  Re-affirmation of the performance goals of the Stifel Financial Corp. 1999 Executive Incentive Performance Plan requires the affirmative vote of a majority of votes cast on the proposal.

  Ratification of Deloitte & Touche LLP as our independent auditors for 2004 requires the affirmative vote of a majority of the votes cast on the proposal.

WHAT IF I DON'T VOTE FOR SOME OF THE MATTERS LISTED ON MY PROXY CARD?

If you return a proxy card without indicating your vote, your shares will be voted for all of the nominees listed on the card, in favor of the re-affirmation of certain performance goals under our 1999 Executive Incentive Performance Plan and in favor of the ratification of the appointment of Deloitte & Touche LLP as our auditors for 2004.

WHAT IF I VOTE "WITHHOLD AUTHORITY" OR "ABSTAIN"?

Shares voted to "withhold authority" in the election of directors will be deemed to be present at the meeting but not voted for a nominee. A vote to "abstain" on the proposal to re-affirm certain performance goals under our 1999 Executive Incentive Performance Plan or the proposal to ratify Deloitte & Touche LLP as our independent auditors for 2004 will have no effect on either proposal.

CAN MY SHARES BE VOTED IF I DON'T RETURN MY PROXY CARD AND DON'T ATTEND THE ANNUAL MEETING?

If you don't vote your shares held in street name, your broker can, upon your authorization, vote your shares on any routine matter scheduled to come before the meeting.

The election of directors and the ratification of auditors are typically considered routine matters for voting purposes. If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don't give your broker instructions on how to vote your shares, the votes will be broker "non-votes," and will not be voted. If you don't vote your shares held in your name, your shares will not be voted.

COULD OTHER MATTERS BE DECIDED AT THE ANNUAL MEETING?

We don't know of any other matters that will be considered at the annual meeting. If a stockholder proposal that was excluded from this proxy statement is brought before the meeting, we will vote the proxies against the proposal. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

Your proxy will still be good and may be voted at the postponed or adjourned meeting.

HOW CAN I ACCESS STIFEL'S PROXY MATERIALS AND ANNUAL REPORT ELECTRONICALLY?

This proxy statement and the 2003 annual report are available on our Internet site at www.stifel.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

STIFEL FINANCIAL CORP.
501 NORTH BROADWAY
ST. LOUIS, MISSOURI 63102
(314) 342-2000

PROXY STATEMENT

For Annual Meeting of Stockholders to be
Held on Wednesday, May 5, 2004

GENERAL

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Stifel Financial Corp. for use at the annual meeting of stockholders to be held on Wednesday, May 5, 2004, at 11:00 a.m., in the Founders Hall, 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, and any adjournment thereof, for the purposes set forth in the accompanying notice of annual meeting of stockholders.

This proxy statement, the notice of annual meeting and the accompanying proxy card were first mailed to our stockholders on April 5, 2004.

All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is specified, proxies will be voted in favor of the election of each of the nominees for director proposed by the board of directors in Proposal I, in favor of the re-affirmation of certain performance goals under our 1999 Executive Incentive Performance Plan in Proposal II, and in favor of the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2004 in Proposal III, each as recommended by the board of directors. A stockholder who executes a proxy may revoke it at any time before it is voted by delivering another proxy to us bearing a later date, by submitting written notice of such revocation to the corporate secretary or by personally appearing at the annual meeting and casting a vote in person. A majority of the outstanding shares of common stock present in person or by proxy will constitute a quorum at the annual meeting.

A plurality of the votes cast is required for the election of directors, which means that the four nominees for director receiving the highest vote totals will be elected as directors. As a result, a designation on the proxy that the stockholder is "withholding authority" to vote for any or all nominees does not have an effect on the results of the vote for the election of directors, although shares voted in this manner will be considered as present for quorum purposes. Each share will have one vote for the election of each director. There is no cumulative voting in the election of directors.

The approval of the re-affirmation of certain performance goals under our 1999 Executive Incentive Performance Plan and the ratification of the appointment of Deloitte & Touche LLP as our independent auditors requires the affirmative vote of a majority of the votes cast on each proposal. Therefore, abstentions and broker "non-votes" will have no effect on either proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" are counted for purposes of determining whether a quorum exists only if such shares are voted on a matter presented at the meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The close of business on March 17, 2004 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. On March 17, 2004, there were 7,515,129 shares of our common stock outstanding and entitled to vote.

Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the amount of common stock beneficially owned, as of March 17, 2004, by each of our directors, each nominee for election as a director, the executive officers named in the Summary Compensation Table and all of our directors and executive officers as a group:

Name	Number of Shares Beneficially Owned (1)(2)	Percent of Outstanding Common Stock (3)	Unvested Stock Units (4)
Ronald J. Kruszewski	517,384	6.52	30,392
Scott B. McCuaig	230,392	2.99	20,489
James M. Zemlyak	221,618	2.89	17,130
James M. Oates	60,651	(5)	--
Walter F. Imhoff	42,506	(5)	--
Charles A. Dill	27,508	(5)	--
Bruce A. Beda	26,509	(5)	--
David D. Sliney	26,509	(5)	10,104
Robert E. Lefton	20,490	(5)	--
Richard F. Ford	8,681	(5)	--
Thomas Prince	8,579	(5)	2,575
Robert J. Baer	5,744	(5)	--
Frederick O. Hanser	1,422	(5)	--
John P. Dubinsky	422	(5)	--
Directors and Executive Officers as a Group (14 persons)	1,198,415	14.31%	80,690

(1) Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his name.

(2) Includes the following shares that such persons and group have the right to acquire currently or within 60 days following March 17, 2004 upon the exercise of stock options: Mr. Kruszewski - 213,412; Mr. McCuaig - 86,000; Mr. Zemlyak - 76,333; Mr. Oates - 2,000; Mr. Imhoff - 6,400; Mr. Dill - 13,588; Mr. Beda - 8,916; Mr. Sliney - 16,550; Mr. Lefton - 5,255; Mr. Ford - 2,000; Mr. Prince - 4,400; Mr. Baer - 1,000; and directors and executive officers as a group - 435,854. Also includes the following shares allocated to such persons and group under the Stifel Financial Corp. Stock Ownership Plan and Trust: Mr. Kruszewski - 261; Mr. McCuaig - 244; Mr. Zemlyak - 194; Mr. Imhoff - 118; Mr. Sliney - 368; Mr. Prince - 169; and directors and executive officers as a group - 1,354. Also includes the following shares allocated to such persons and group underlying stock units vested currently or within 60 days following March 17, 2004: Mr. Kruszewski - 207,644; Mr. McCuaig - 93,444; Mr. Zemlyak - 85,435; Mr. Oates - 7,440; Mr. Dill - 7,305; Mr. Beda - 7,538; Mr. Sliney - 7,689; Mr. Lefton - 3,906; Mr. Prince - 569; Mr. Baer - 3,744; Mr. Hanser - 422; Mr. Dubinsky - 422; and directors and executive officers as a group - 425,558. Also includes the following shares allocated to such persons and group under the Stifel, Nicolaus & Company, Incorporated Profit Sharing 401(k) Plan: Mr. Zemlyak - 1,289; Mr. Imhoff - 7; and directors and officers as a group - 1,296.

(3) Based upon 7,515,129 shares of common stock issued and outstanding as of March 17, 2004 and, for each director or officer or the group, the number of shares subject to options or stock units which the director or officer or the group has the right to acquire currently or within 60 days following March 17, 2004.

(4) Includes shares underlying stock units that such persons or group hold but which are not convertible to our common stock within the 60-day period after March 17, 2004 and, therefore, under the rules of the Securities and Exchange Commission, are not deemed to be "beneficially owned" as of March 17, 2004. The stock units generally will be transferred into common stock at the end of a three- to five-year period after the date of grant contingent upon the holder's continued employment with us.

(5) Shares beneficially owned do not exceed 1 percent of the outstanding shares of our common stock.

Ownership of Certain Beneficial Owners

As of March 17, 2004, the following persons were the only persons known to us to be beneficial owners of more than 5 percent of our common stock:

Name and Address	Percent of Number of Shares Beneficially Owned	Outstanding Common Stock
The Western and Southern Life Insurance Co 400 Broadway Cincinnati, Ohio 45202	1,019,812(1)	13.57%
George H. Walker III 5270 Budapest Place Dulles, Virginia 20189	540,410(2)	7.19
Ronald J. Kruszewski 501 North Broadway St. Louis, Missouri 63102	517,384(3)	6.52
Stifel Financial Corp. Stock Ownership Plan and Trust 501 North Broadway St. Louis, Missouri 63102	391,115(4)	5.20

__________________________

(1) The information shown is based on a Schedule 13G, dated January 8, 1998, of Western and Southern Life Insurance Company. The number of shares beneficially owned has been adjusted to reflect the 5 percent stock dividends declared by us on each of January 20, 1998 and January 27, 1999. The information in the Schedule 13G indicates that Western and Southern has the sole power to vote and dispose of such shares.

(2) The information shown has been compiled from our internal records.

(3) See notes 1 and 2 to the preceding table.

(4) With respect to 236,570 allocated shares of our common stock of the Stifel Financial Corp. Stock Ownership Plan and Trust, each participant in the plan has the right to instruct the trustee of the plan with respect to the voting of the common stock in the participant's account. The trustee is authorized to vote any shares of common stock with respect to which the trustee has not received timely directions as to the voting thereof. As of March 17, 2004, we had 154,545 unallocated shares in the Stock Ownership Plan. These unallocated shares will be released for allocation to the participants based upon employer contributions to fund an internal loan between us and the Stock Ownership Plan. The trustee is authorized to vote these unallocated shares in the same proportion as the trustee votes those shares for which the trustee has received timely directions from the participants.

PROPOSAL I.

ELECTION OF DIRECTORS

In accordance with our by-laws, the board of directors has fixed the number of directors at twelve, divided into three classes, with the terms of office of each class ending in successive years. The board of directors has nominated John P. Dubinsky, Robert E. Lefton, James M. Oates and Scott B. McCuaig for election as Class III directors to hold office until the 2007 annual meeting of stockholders or until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Shares represented by your proxy will be voted in accordance with your direction as to the election as directors of the persons listed below as nominees. In the absence of direction, the shares represented by your proxy will be voted FOR the election of each nominee. The four nominees receiving the highest number of votes cast at the meeting will be elected as our directors in Class III for the term of such class. In the event any person listed as a nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the remaining nominees and any substitute nominee recommended by the board of directors.

Certain information with respect to each of the nominees and each of the continuing directors is set forth below, including any positions they hold with us and our principal subsidiary, Stifel, Nicolaus & Company, Incorporated.

Name	Age	Positions or Offices with us and Stifel, Nicolaus	Served as Director Continuously Since
CLASS III-NOMINEES WITH TERMS ENDING IN 2007
John P. Dubinsky	60	Director of Stifel Financial Corp.	2003
Robert E. Lefton	72	Director of Stifel Financial Corp.	1992
James M. Oates	57	Director of Stifel Financial Corp.	1996
Scott B. McCuaig	54	Senior Vice President of Stifel Financial Corp. and President and Co-Chief Operating Officer of Stifel, Nicolaus	2001
CLASS I-DIRECTORS WITH TERMS ENDING IN 2005
Robert J. Baer	66	Director of Stifel Financial Corp.	2002
Bruce A. Beda	63	Director of Stifel Financial Corp.	1997
Frederick O. Hanser	61	Director of Stifel Financial Corp.	2003
Ronald J. Kruszewski	45	Chairman, President and Chief Executive Officer of Stifel Financial Corp. and Chairman and Chief Executive Officer of Stifel, Nicolaus	1997
CLASS II-DIRECTORS FOR TERMS ENDING IN 2006
Charles A. Dill	64	Director of Stifel Financial Corp.	1995
Richard F. Ford	67	Director of Stifel Financial Corp.	1984
Walter F. Imhoff	72	Senior Vice President of Stifel, Nicolaus	2000
James M. Zemlyak	44	Senior Vice President, Chief Financial Officer and Treasurer of Stifel Financial Corp. and Senior Vice President, Co-Chief Operating Officer and Chief Financial Officer of Stifel, Nicolaus	2004

The following are brief summaries of the business experience during the past five years of each of the nominees for election as a director and our other directors whose terms of office as directors will continue after the annual meeting, including, where applicable, information as to the other directorships held by each of them.

Nominees

John P. Dubinsky

John P. Dubinsky has been President and Chief Executive Officer of Westmoreland Associates, LLC, a financial consulting company, since 1999; President and Chief Executive Officer of CORTEX (Center of Research, Technology and Entrepreneurial Expertise) since 2003; President Emeritus of Firstar Bank from 1999 until 2001; Chairman, President and Chief Executive Officer of Mercantile Bank from 1997 until its merger with U.S. Bank National Association (formerly, Firstar Bank, N.A.) in 1999; previously President and CEO of Mark Twain Bancshares, Inc.; Vice-Chairman: BJC HealthCare; Trustee: Barnes-Jewish Hospital and Washington University. Mr. Dubinsky is currently on the board of directors of Insituform Technologies, Inc.

Robert E. Lefton, Ph.D.	Robert E. Lefton, Ph.D. has been President and Chief Executive Officer of Psychological Associates, Inc., an international training and consulting firm, since 1958.
James M. Oates

James M. Oates has been Chairman of Hudson Castle Group, Inc. (formerly IBEX Capital Markets, Inc.), a financial services company, since 1997 and Managing Director of The Wydown Group, a financial consulting firm, since 1994. Mr. Oates is a director of Investors Financial Service Corporation (1995 - present), Investors Bank & Trust Corporation (1995 - present), Phoenix Mutual Funds (1985 - present), Phoenix-Kayne Mutual Funds (2002 - present), Connecticut River Bancorp and Connecticut River Bank (1988 - present), and NH Trust Company (2002 - present). Mr. Oates is also a director and Treasurer of The Endowment for Health, Inc. (2000 - present) and has been Chairman of the Board of Emerson Investment Management, Inc., since 2000.

Scott B. McCuaig

Scott B. McCuaig has been Senior Vice President of Stifel Financial Corp. and a director of Stifel, Nicolaus since January 1998 and President and Co-Chief Operating Officer of Stifel, Nicolaus since August 2002. Prior thereto, Mr. McCuaig served as Managing Director, head of marketing and regional sales manager of Robert W. Baird & Co. Incorporated from June 1988 to January 1998.

We recommend a vote "FOR" the election of each of our nominees for director.

Continuing Directors

Robert J. Baer

Robert J. Baer currently serves as President Emeritus of UniGroup, Inc., the holding company of United Van Lines, LLC and Mayflower Transit, LLC, since April 2002. Mr. Baer served as President and Chief Executive Officer of UniGroup, Inc. from 1987 to April 2002. Mr. Baer is a director of U.S. Bancorp, United Van Lines, Canada, Ltd., Vanliner Insurance Company, Inc. and an emeritus member of Civic Progress, a group composed of the St. Louis area's top civic leaders. Mr. Baer is currently the Chairman of the St. Louis Metropolitan Sewer District and previously served as Chairman of the St. Louis Police Board and the St. Louis Regional Complex Sports Authority.

Bruce A. Beda

Bruce A. Beda has been Chief Executive Officer of Orion Partners, LLC, a private investment and consulting company, since 1996 and Chief Executive Officer of Kilbourn Capital Management, LLC, an asset manager, since 2001. Mr. Beda currently serves on the Board of Directors of Infonet Services Corporation.

Frederick O. Hanser

Frederick O. Hanser has been the Vice Chairman and a director of the St. Louis Cardinals, LLC since 1996, and is President and a director of SLC Holdings, LLC, Manager and Holding Company for the St. Louis Cardinals, LLC. Prior to his role with the St. Louis Cardinals organization, Mr. Hanser practiced law for 30 years, first with the firm of Fordyce and Mayne and then with Armstrong, Teasdale LLP. Mr. Hanser concentrated his practice in banking, corporate and estate taxation, medical law, venture capital, and closely held businesses. Mr. Hanser is a 1963 graduate of Yale University, with a Bachelor of Arts degree. He received his juris doctor degree from Washington University in 1966. Mr. Hanser currently serves on the board for a number of St. Louis organizations, including Southwest Bank, the Backstoppers, St. Luke's Hospital, St. Louis Community Foundation, the Greater St. Louis Area Council Boy Scouts of America, St. Louis Cardinals Community Fund (Cardinals Care), the Regional Chamber and Growth Association of Greater St. Louis, the Regional Business Council and The Downtown St. Louis Partnership, Inc.

Ronald J. Kruszewski

Ronald J. Kruszewski has been Chairman of the board of directors of Stifel Financial Corp. and Stifel, Nicolaus & Company, Incorporated since April 2001 and has served as President and Chief Executive Officer of Stifel Financial Corp. and Stifel, Nicolaus & Company, Incorporated since September 1997. Prior thereto, Mr. Kruszewski served as Managing Director and Chief Financial Officer of Baird Financial Corporation and Managing Director of Robert W. Baird & Co. Incorporated from 1993 to September 1997.  Mr. Kruszewski serves on the board of directors of Angelica Corporation and the advisory boards of SBI Incorporated and Southern Products Company.  Mr. Kruszewski serves on the Board of Trustees of Webster University and the St. Louis Science Center, the board of directors of the St. Louis Regional Chamber and Growth Association, and is Chairman of the Board of Downtown St. Louis Partnership, Inc. Mr. Kruszewski also is a member of the Saint Louis Chapter of the Young Presidents' Organization and The Regional Business Council in St. Louis.

Charles A. Dill

Charles A. Dill has been a venture capital and private equity investor since November 1995. In addition to several direct private equity investments, Mr. Dill has been a general partner of Gateway Partners, L.P., a private venture capital fund, since 1995 and of Two Rivers Ventures, a private venture capital fund since January 2003. From 1991 to 1995, Mr. Dill was the President, Chief Executive Officer and a director of Bridge Information Systems, Inc., a company providing online information and trading services. Mr. Dill is a director of three public companies: Zoltek Companies, Inc.; TransAct Technologies Incorporated; and DT Industries, Inc.

Richard F. Ford

Richard F. Ford is a managing general partner of the management companies which act as a general partner of Gateway Mid-America Partners, L.P., Gateway Venture Partners II, L.P., Gateway Venture Partners III, L.P. and Gateway Partners, L.P., private venture capital funds formed in 1984, 1987, 1990 and 1995, respectively. Mr. Ford is a director of CompuCom Systems, Inc., D&K Healthcare Resources, Inc. and TALX Corporation.

Walter F. Imhoff

Walter F. Imhoff has served as Senior Vice President of Stifel, Nicolaus since January 12, 2000. Prior thereto, Mr. Imhoff served as Chairman, President and Chief Executive Officer of Hanifen, Imhoff Inc., a Colorado-based broker-dealer, from 1979 until it was acquired by us on January 12, 2000.

James M. Zemlyak

James M. Zemlyak joined Stifel, Nicolaus in February 1999. Mr. Zemlyak has been Senior Vice President, Chief Financial Officer, and a member of the board of directors of Stifel, Nicolaus since February 1999 and Co-Chief Operating Officer of Stifel, Nicolaus since August 2002. Prior thereto, Mr. Zemlyak served as Managing Director and Chief Financial Officer of Baird Financial Corporation from 1997 to 1999 and Senior Vice President and Chief Financial Officer of Robert W. Baird & Co., Incorporated from 1994 to 1999.

Board of Directors and Committees

During 2003, our board of directors met four times, including both regularly scheduled and special meetings. During the year, all of the incumbent directors attended at least 75 percent of all meetings held by the board of directors and all committees on which they serve. It is our policy to strongly encourage the members of our board of directors to attend the annual meeting of stockholders. At the last annual meeting, all of the then current directors were in attendance.

The standing committees of our board of directors are the Executive Committee, Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. The full text of each charter, other than the charter of the Executive Committee, and our corporate governance guidelines are available in the "Corporate Governance" section of our website located at www.stifel.com. In compliance with the New York Stock Exchange Corporate Governance Standards, our board of directors holds regularly scheduled executive sessions without management, and will at least annually schedule an executive session with only independent directors.

Executive Committee. Messrs. Kruszewski (Chairman), Beda and Oates are the current members of the Executive Committee. Except to the extent limited by law, the Executive Committee performs the same functions and has all the authority of our board of directors between meetings of the full board. The Executive Committee did not meet during 2003.

Audit Committee. Messrs. Beda (Chairman), Baer, Dill, Ford, Lefton and Oates are the current members of the Audit Committee, all of whom are independent directors as defined by the New York Stock Exchange. The duties of the Audit Committee include:

    recommending to the board of directors a public accounting firm to be placed in nomination for stockholder ratification as our independent auditors and compensating and terminating the independent auditors as deemed necessary;

    meeting periodically with our independent auditors and financial management to review the scope of the proposed audit for the then-current year, the proposed audit fees, and the audit procedures to be utilized, reviewing the audit and eliciting the judgment of the independent auditors regarding the quality of the accounting principles applied to our financial statements; and

    evaluating on an annual basis the qualification, performance and independence of the independent auditors, based on the committee's review of the independent auditors' report and the performance of the independent auditors throughout the year.

Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. The "audit committee financial expert" designated by our board of directors is Mr. Beda. The Audit Committee met four times during 2003. A copy of the Audit Committee's Charter is attached to this proxy statement as Appendix A. The Charter is also posted in the "Corporate Governance" section of our website, located at www.stifel.com.

Compensation Committee. Messrs. Lefton (Chairman), Beda, Ford and Oates are the current members of the Compensation Committee, all of whom are independent directors as defined by the New York Stock Exchange. The Compensation Committee met four times during 2003. The duties of the Compensation Committee include:

    reviewing and recommending to our board of directors the salaries of all of our executive officers;

    reviewing market data to assess our competitive position for the components of our executive compensation; and

    making recommendations to our board of directors regarding the adoption, amendment and rescission of employee benefit plans.

Nominating/Corporate Governance Committee. Messrs. Oates (Chairman), Beda, Ford and Lefton are the current members of the Nominating/Corporate Governance Committee, all of whom are independent directors as defined by the New York Stock Exchange. The Nominating/Corporate Governance Committee met five times during 2003. The duties of the Nominating/Corporate Governance Committee include:

    overseeing the search for individuals qualified to become members of our board of directors and selecting director nominees to be presented for approval at the annual meeting of our stockholders;

    considering nominees for directors recommended by our stockholders; and

    reviewing our corporate governance guidelines at least annually and recommending changes to our board of directors as necessary.

In accordance with the committee's charter and our corporate governance guidelines, the Nominating/Corporate Governance Committee considers nominees recommended by stockholders and reviews the qualifications and contributions of the directors standing for election each year. Any stockholder wishing to nominate a candidate for director at a stockholders' meeting must provide advance notice as described under "Stockholder Proposals" in this proxy statement, and must furnish certain information about the proposed nominee, including name, contact information, background, experience and other pertinent information on the proposed candidate. In identifying and evaluating nominees for director, the committee considers, among other things, each candidate's strength of character, judgment, career specialization, relevant technical skills and the extent to which the candidate would fill a need on the board of directors.

We have adopted a Code of Ethics for Directors, Officers and Associates. The code of ethics is posted in the "Corporate Governance" section of our website, located at www.stifel.com.

We have established procedures for stockholders or other interested parties to communicate directly with our board of directors. Such parties can contact our board of directors by mail at: Stifel Financial Corp., Attention: Ronald J. Kruszewski, Chairman of the Board, One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. All communications made by this means will be received by the Chairman of the Board.

Compensation of Directors

In recognition of the increasing time requirements pertaining to the preparation for and attendance at our board of directors meetings, our board of directors approved an increase in the fees paid to non-employee directors. Non-employee directors are paid an annual retainer of $25,000 for attending board of director and committee meetings and are reimbursed for expenses incurred in attending these meetings. Additionally, the chair of each of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee receives $5,000, $2,500 and $2,500, respectively, for services in such capacity. A non-employee director may defer all or any portion of his director fees. A non-employee director who elects to defer his director fees receives a matching credit from us equal to 25 percent of the total amount deferred by the director. Directors who are also our employees do not receive any compensation for their service as directors, but we pay their expenses for attendance at meetings of the board of directors.

Pursuant to the Equity Incentive Plan for Non-Employee Directors, each new non-employee director is granted options to purchase 5,000 shares of our common stock at the current market price on the date the individual first becomes a director. In addition, stock options to purchase 1,000 shares of our common stock are granted automatically to each non-employee director each January 1st through 2009.

Compensation Committee Interlocks and Insider Participation

During 2003, the Compensation Committee was composed of Messrs. Lefton, Beda, Ford and Oates, each of whom is an independent director under the rules of the New York Stock Exchange. There are no interlocks or insider participation matters to report.

EXECUTIVE COMPENSATION

The following table presents summary information concerning compensation earned in the three most recently completed years by our chief executive officer and each of our four most highly compensated other executive officers for services rendered to us and our subsidiaries.

Summary Compensation Table
		AnnualCompensation Bonus(1)				Long-Term Compensation
Name and Principal Position	Year	Salary($)	Cash($)	Stock Units ($)(2)	Stock Units ($)(2)	Options (#)	All Other Compensation ($)(3)
Ronald J. Kruszewski Chairman, President and Chief Executive Officer	2003 2002 2001	$200,000 200,000 200,000	$937,500 510,000 280,000	$125,000 90,000 120,000	$265,625 82,500 30,000	30,000 40,000 25,000	$14,419 13,858 25,180
Scott B. McCuaig Senior Vice President of Stifel Financial Corp. and President and Co-Chief Operating Officer of Stifel, Nicolaus	2003 2002 2001	175,000 175,000 175,000	600,000 297,500 192,500	80,000 127,500 82,500	170,000 31,875 20,625	20,000 20,000 14,000	2,531 6,939 11,812

James M. Zemlyak
Senior Vice President, Chief
Financial Officer and Treasurer of Stifel Financial Corp. and Senior Vice President, Co-Chief Operating Officer and Chief Financial Officer of Stifel, Nicolaus

	2003 2002 2001	175,000 175,000 175,000	465,500 262,500 175,000	99,750 112,500 75,000	149,626 28,125 18,750	20,000 20,000 14,000	2,531 6,361 10,765
David D. Sliney Senior Vice President of Stifel Financial Corp. and Stifel, Nicolaus	2003 2002 2001	125,000 125,000 125,000	260,000 152,000 119,000	16,250 9,500 - -	115,001 48,000 26,250	7,000 10,000 - -	971 984 1,723
Thomas Prince Senior Vice President and General Counsel of Stifel Financial Corp. and Stifel, Nicolaus	2003 2002 2001	150,000 150,000 150,000	135,000 128,932 95,000	- - 18,750 - -	18,750 4,688 - -	- - 4,000 - -	22,391 22,653 3,030

(1) Represents bonuses paid under the executive compensation plans described in the section entitled "Compensation Committee Report on Executive Compensation" of this proxy statement.

(2) Pursuant to the Stifel, Nicolaus & Company, Incorporated Wealth Accumulation Plan, participants in the plan receive, on a mandatory basis, stock units as a portion of their incentive compensation earned. In addition, participants may elect to receive stock units with respect to any remaining portion of incentive compensation earned by such individuals. Each individual also receives stock units with a fair market value equal to 25 percent of that portion of the incentive compensation that the individual receives in stock units. All stock units are issued to participants based upon the fair market value of our common stock on the date of issuance. Units received on a mandatory basis vest ratably over a three-year period following the date of issuance. Units that the participant elects to receive are fully vested on the date of issuance. Units issuable as the 25 percent match vest at the end of the three-year period following the date of issuance. The elective deferral units received as part of a participant's incentive compensation are reported under the "Bonus" column, while units issuable as the 25 percent match and the units that are subject to mandatory deferral are reported under the "Long-Term Compensation" column. The aggregate value of stock units held by Messrs. Kruszewski, McCuaig, Zemlyak, Sliney and Prince at December 31, 2003 was $4,641,702, $2,221,694, $2,000,018, $346,964 and $61,308, respectively, based upon a last transaction price of $19.50 on December 31, 2003. The aggregate number of stock units held by Messrs. Kruszewski, McCuaig, Zemlyak, Sliney and Prince at December 31, 2003 was 238,036, 113,933, 102,565, 17,793 and 3,144, respectively.

(3) For 2003, we contributed $500 to our profit sharing plan for each of Messrs. Kruszewski, McCuaig, Zemlyak, Sliney and Prince, $1,560 to the Stifel Financial Corp. 2003 Employee Stock Purchase Plan for each of Messrs. Kruszewski, McCuaig and Zemlyak and $472 to the Stifel Financial Corp. Stock Ownership Plan and Trust for each of Messrs. Kruszewski, McCuaig, Zemlyak, Sliney and Prince. The amount also includes $11,888 paid for life insurance premiums for Mr. Kruszewski. In addition, with respect to Mr. Prince, the amount disclosed includes $1,420 of interest forgiven by us and $20,000 of principal forgiven by us with respect to a $100,000 loan from us to Mr. Prince.

Option Grants In Last Year

The following table sets forth information concerning stock option grants made during 2003 to the individuals named in the Summary Compensation Table.

		Individual Grants
Name	Number of Securities Underlying Options Granted (1)(#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price($/Sh)(2)	Expiration Date(3)	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(4) 5%($) 10%($)
Ronald J. Kruszewski	30,000	12.58%	$11.59	02/10/13	$218,667	$554,144
Scott B. McCuaig	20,000	8.39%	11.59	02/10/13	145,778	369,430
James M. Zemlyak	20,000	8.39%	11.59	02/10/13	145,778	369,430
David D. Sliney	7,000	2.94%	11.59	02/10/13	51,022	129,300
Thomas A. Prince	--	--%	--	--	--	--

(1) Except as otherwise indicated, each option is granted at 100 percent of the market value on the date of grant and will be exercisable with respect to 25 percent of the total number of shares underlying the option on each of the first, second, third and fourth anniversaries of the date of award.

(2) The exercise price may be paid in cash or, at the discretion of our board of directors or the Compensation Committee of the board of directors, by shares of our common stock already owned by the participant valued at fair market value on the date of exercise, or by a combination of cash and our common stock.

(3) The options terminate on the earlier of ten years after grant or, generally, immediately upon termination of the optionee's employment for reasons other than retirement, disability or death.

(4) The indicated 5 percent and 10 percent rates of appreciation are provided to comply with Securities and Exchange Commission regulations and do not necessarily reflect our views as to the likely trend in our common stock price. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on, among other things, the future performance of our common stock and overall market conditions. There can be no assurance that the amounts reflected above will be achieved. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability or delayed exercisability.

Fiscal Year-End Option Values

The following table sets forth information concerning the number of exercisable and unexercisable stock options at December 31, 2003 held by the individuals named in the Summary Compensation Table.

	Shares Underlying Unexercised Options at December 31, 2003(#)		Value of Unexercised, In-the-Money Options held at December 31, 2003($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald J. Kruszewski	187,079	78,333	$1,643,331	$671,831
Scott B. McCuaig	70,934	45,466	576,143	386,961
James M. Zemlyak	53,600	52,400	513,349	457,975
David D. Sliney	11,150	19,000	103,813	164,420
Thomas Prince	3,600	4,400	29,980	38,670

(1) Based on the last reported share price of our common of stock of $19.50 on December 31, 2003.

Employment Agreements and Other Compensation Arrangements

We entered into an employment letter with Ronald J. Kruszewski as of September 25, 1997. Under the employment letter, Mr. Kruszewski receives an annual salary of at least $200,000 and he is eligible to participate in the executive bonus pool and in all other employee benefits we provide to senior executive officers.

In connection with an outstanding loan from us, Mr. Kruszewski delivered to us a promissory note in the amount of $143,237 in December 1998. The promissory note was forgiven over a period of five years ending in 2003.

Stifel, Nicolaus and Scott B. McCuaig entered into an arrangement on January 26, 1998 which provides for the employment of Mr. McCuaig at a base salary of $175,000 per annum. Mr. McCuaig is eligible to participate in our executive bonus pool and in all other employee benefits provided to our senior executive officers.

Stifel, Nicolaus and James M. Zemlyak entered into an arrangement on February 1, 1999 which provides for the employment of Mr. Zemlyak at a base salary of $175,000 per annum. Mr. Zemlyak is eligible to participate in all other employee benefits provided to our senior executive officers.

Thomas Prince, one of our Senior Vice Presidents and our General Counsel, delivered a promissory note to us in June 1999 in the principal amount of $100,000. The promissory note will be forgiven in equal annual installments commencing August 1, 2000 and ending August 1, 2004, or in certain other specified circumstances, contingent in any event upon Mr. Prince's continued employment with us. Additionally, on March 5, 2002, Mr. Prince executed a promissory note to us in the principal amount of $110,000 to cover relocation expenses. The note bears interest at 3 percent per annum, and is payable without recourse in specified amounts ranging from $15,000 to $30,000 per year from annual bonuses paid by us to Mr. Prince during the years 2003 through 2007. The largest aggregate amount due under the promissory notes during 2003 was $129,838, and the aggregate amount due under the promissory notes at December 31, 2003 was $111,505.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the board of directors furnishes the following report:

Compensation Philosophy

The Compensation Committee approves the policies for and structure and amount of compensation of our senior executive officers, including our chief executive officer and the other executive officers named in the Summary Compensation Table. The committee's goal is to establish compensation programs that will attract and retain highly qualified executives and provide an incentive to such executives to focus their efforts on our strategic goals by aligning their financial interests closely with stockholder interests. The committee is composed entirely of independent directors as defined by the New York Stock Exchange.

A significant component of our executive officer compensation program is cash remuneration in the form of base salaries and annual incentive bonuses. Bonuses are determined based upon the performance of the company, the individual executive and his operating unit during the year. In evaluating performance, financial, non-financial and strategic objectives are considered. Base salaries generally are average relative to comparable firms in the industry. Bonuses make up a significant portion of the executive officers' total compensation (as much as 86 percent for 2003). The committee believes that basing a substantial portion of an executive officer's compensation on performance motivates the executive to perform at the highest possible level.

As another component of our executive officer compensation program, the committee may award executive officers options or restricted stock units for shares of our common stock. The committee believes that stock options provide a highly efficient form of compensation from both a cost and an accounting perspective, and that such awards provide an incentive to achieve our longer-term strategic goals by aligning the long-term financial interests of the executive officers with those of our stockholders.

In addition, the committee has implemented a deferred compensation program whereby a portion of each executive officer's annual bonus will be deferred, on a mandatory basis, into stock units. The executive officer may also defer on an elective basis an additional portion of his annual bonus into stock units. The percentages of the mandatory and elective deferrals are set annually by our committee. The mandatory and elective deferrals are matched in our stock units equal to 25 percent of the amount of the combined deferral. The mandatory portion of the stock unit award vests ratably over a three-year period. The elective portion of the stock unit award is fully vested. The matching portion of the stock unit award vests at the end of a three-year period.

The committee believes that the stock option, restricted stock units and deferred compensation components of our executive officer compensation program over time will increase the levels of beneficial ownership of our executive officers. This aligns the interests of those persons who have the greatest ability to affect our financial results closely with the interests of our stockholders. The committee also believes that significant levels of beneficial ownership and ownership potential will assist us in retaining the services of the executive officers.

Chief Executive Officer Compensation

In keeping with the general compensation policy outlined above, Mr. Kruszewski's base salary for 2004 will be $200,000 which is unchanged from his date of hire in October, 1997. In determining Mr. Kruszewski's bonus for 2003, the committee considered many factors, including the following:

    2003 represented the eighth consecutive year of record net revenues for us;

    2003 net revenue increased 15% over 2002;

    Our record 2003 net income and earnings per share;

    Our record revenues in 2003 for our Private Client Group and Equity Capital Markets;

    Our stock performance in comparison with the Standard & Poors 500 and our peer group over five, three and one year time frames; and

    The compensation of chief executive officers of other brokerage firms, including similar brokerage firms, as of their most recent proxy statements.

Compensation of Other Senior Executives

The committee approved individual salary levels and bonus amounts for each executive officer other than Mr. Kruszewski following a presentation by Mr. Kruszewski of his evaluation of each executive officer's individual and business unit performance and his bonus recommendation for such executive officer. Mr. Kruszewski also summarized for the committee the performance of each executive officer relative to the financial and non-financial objectives established for such executive officer at the beginning of the year. In his presentation to the committee, Mr. Kruszewski utilized historical compensation information prepared by a third-party organization for a group of regional brokerage firms for background on competitive salary levels within the industry.

The committee also reviewed and approved the terms of specific compensation arrangements entered into by us with certain executive officers. The committee believes that such arrangements were evaluated and approved on a basis consistent with our overall compensation philosophy.

Conclusion

Through the program described above, a significant portion of our executive compensation is linked directly to individual and corporate performance and stock price appreciation. The committee intends to continue the policy of linking executive compensation to individual and corporate performance and returns to stockholders, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

2003 Compensation Committee
Robert E. Lefton, Chairman Bruce A. Beda Richard F. Ford James M. Oates

April 1, 2004

* * *

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the cumulative stockholder returns, including the reinvestment of dividends, of our common stock on an indexed basis with a Peer Group Index, and the Standard and Poor's 500 ("S&P 500") Index for the period beginning December 31, 1998 and ending December 31, 2003. The Peer Group Index consists of seven companies, including us, that serve the same markets as us and which compete with us in one or more markets.

Assumes $100 invested on December 31, 1998 in
Stifel Financial Corp. common stock,
Peer Group and S&P 500 Index

Peer Group Companies

Oppenheimer Holdings, Inc.	The Ziegler Companies, Inc.
Piper Jaffray Companies	SWS Group, Inc.
Sanders Morris Harris Group Inc.	Stifel Financial Corp.
First Albany Companies Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our officers, directors and nominees for director maintain margin accounts with Stifel, Nicolaus pursuant to which Stifel, Nicolaus may make loans for the purchase of securities. All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectibility or present other unfavorable features.

Richard F. Ford, one of our directors, is a general partner of the management companies that act as the general partner of Gateway Mid-America Partners, L.P., Gateway Venture Partners II, L.P., Gateway Venture Partners III, L.P. and Gateway Partners, L.P. Additionally, Charles A. Dill, one of our directors, is a general partner of Gateway Partners, L.P. We, and Stifel Venture Corp., our subsidiary, own an interest in Gateway Venture Associates, L.P. and Gateway Associates III, L.P., the management companies that are the general partners of Gateway Partners, L.P. and Gateway Venture Partners III, L.P., respectively. We are also a limited partner of Gateway Partners, L.P. At December 31, 2003, our carrying value of these investments was approximately $76,000.

George H. Walker III, our former Chairman Emeritus who resigned in September 2003, was, until September 2003, a director of Western and Southern Life Insurance Company which owns approximately 13.57 percent of our common stock.

PROPOSAL II.

RE-AFFIRMATION OF THE PERFORMANCE GOALS OF THE STIFEL FINANCIAL CORP. 1999 EXECUTIVE INCENTIVE PERFORMANCE PLAN

Section 162(m) of the Internal Revenue Code of 1986, as amended, denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for such covered employee. Compensation attributable to incentive compensation, when combined with all other types of compensation received by one of our covered employees, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with applicable Treasury regulations issued under Section 162(m), compensation attributable to incentive compensation awards of cash and stock will qualify as performance-based compensation if the awards are based on the achievement of an objective performance goal or goals established by the Compensation Committee while the outcome is substantially uncertain, and approved by our stockholders.

Description of the 1999 Executive Incentive Performance Plan

In 1999, our board of directors adopted, and our stockholders approved, the Stifel Financial Corp. 1999 Executive Incentive Performance Plan satisfying the above requirements for full deductibility of compensation paid under the plan.

The plan is administered by our Compensation Committee. Subject to the terms of the plan, the Compensation Committee establishes objective performance criteria for the award of bonuses under the plan based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee shall determine in its sole discretion: (a) pre-tax or after-tax return on equity; (b) earnings per share; (c) pre-tax or after-tax net income; (d) business unit or departmental pre-tax or after-tax income; (e) book value per share; (f) market price per share; (g) relative performance or peer group companies; (h) expense management; and (i) total return to stockholders. The 1999 Executive Incentive Performance Plan provides that the maximum bonus amount payable to each participant shall not exceed $3,221,000 in the 2004 calendar year, and thereafter the maximum bonus amount for each subsequent performance period shall be increased by 10% over the maximum bonus amount for the immediately preceding performance period. The Compensation Committee has the authority to reduce the maximum bonus to be paid to each participant for a performance period. Because the amounts awarded under the plan are in the discretion of the Compensation Committee, the amount of awards to be granted is not determinable.

Currently, we have approximately fifteen officers and key employees that are eligible to participate in the plan. The plan may be amended or terminated at any time by the Compensation Committee in its sole and absolute discretion.

The complete text of the plan is set forth in Appendix B of this proxy statement. The foregoing summary of the plan is subject to the provisions contained in the complete text.

The tax code requires that our stockholders re-affirm these financial performance standards every five years. Proposal II seeks your re-affirmation of the financial performance standards, which will allow these standards to be applicable under the plan for the next five years.

The affirmative vote of a majority of the votes cast, present or represented by proxy at the meeting, will constitute approval of the re-affirmation of the financial performance standards applicable to the grant of performance awards under the plan. The Board of Directors recommends a vote "FOR" the re-affirmation of the performance goals of the Stifel Financial Corp. 1999 Executive Incentive Performance Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2003 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be issued upon exercise of outstanding options and units	Weighted-average exercise price of outstanding options and units	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	2,692,694	$11.03	833,269
Equity compensation plans not approved by stockholders	1,296,429	10.41	N/A
Total	3,989,123	$11.00	833,269

On December 31, 2003, the total number of securities to be issued upon exercise of options and units consisted of 1,653,161 options, 2,146,854 units, and 189,108 employee stock purchase shares for a total of 3,989,123 shares. The equity compensation plans approved by the stockholders contained 1,625,890 options, 877,696 units, and 189,108 employee stock purchase shares for a total of 2,692,694 shares. The equity compensation plan not approved by the stockholders contained 27,271 options and 1,269,158 units for a total of 1,296,429 shares.

Equity Compensation Plans Approved by Stockholders

The total options granted as of December 31, 2003 for equity compensation plans approved by the stockholders consists of 18,671 shares subject to options granted under the 1985 Incentive Stock Option Plan, 938,319 shares subject to options granted under the 1997 Stock Incentive Plan, 628,900 shares subject to options granted under the 2001 Incentive Stock Plan, and 40,000 shares subject to options granted under the Equity Incentive Plan for Non-Employee Directors.

The total units granted as of December 31, 2003 for equity compensation plans approved by the stockholders consists of 332,220 shares that are subject to stock units granted under the 1997 Stock Incentive Plan, 517,821 shares that are subject to stock units granted under the 2001 Incentive Stock Plan, and 27,655 shares that are subject to stock units granted under the Equity Incentive Plan For Non-Employee Directors.

The total employee stock purchase shares granted as of December 31, 2003 for equity compensation plans approved by the stockholders consists of 189,108 shares subject to awards granted under the 2003 Employee Stock Purchase Plan. These shares were issued on January 3, 2004. The 2003 Employee Stock Purchase Plan authorizes a maximum of 200,000 shares for awards each year with no carryover into future years for shares not used for awards in a particular year.

As of December 31, 2003, the remaining shares available for future grants or awards under equity compensation plans approved by the stockholders consist of 123,810 shares under the 1997 Stock Incentive Plan, 635,629 shares under the 2001 Incentive Stock Plan and 73,830 shares under the Equity Incentive Plan For Non-Employee Directors for a total of 833,269 shares.

Equity Compensation Plans not Approved by Stockholders

The totals as of December 31, 2003 for equity compensation plans not approved by the stockholders include 1,269,158 shares that are subject to stock units granted to our investment executives and administrative employees who are not executive officers pursuant to a Wealth Accumulation Plan that was not approved by our stockholders nor funded by another stock-based compensation plan approved by our stockholders. There were no shares reserved for future grants or awards under this plan as of December 31, 2003.

The December 31, 2003 totals for plans not approved by the stockholders also include 27,271 shares that are subject to stock options granted to non-employee directors. These options were granted prior to the adoption of the Equity Incentive Plan for Non-Employee Directors. There were no shares reserved for future grants or awards under this plan as of December 31, 2003.

PROPOSAL III.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as our independent auditors for the fiscal year ended December 31, 2004. Although advisory only because the Audit Committee is required under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission to have the responsibility for the appointment of our independent auditors, this proposal is put before you in order to seek your views on this important corporate matter. If you do not ratify the appointment, the Audit Committee will take the matter under advisement. A resolution will be presented at the meeting to ratify the appointment of Deloitte & Touche LLP.

The following table sets forth the aggregate fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements, and fees for other services rendered by Deloitte & Touche LLP for the fiscal years shown:

	Fiscal Year Ended December 31, 2003	Fiscal Year Ended December 31, 2002
Audit Fees (1)	$ 180,000	$ 159,000
Audit-Related Fees (2)	29,000	67,000
Tax Fees (3)	4,000	32,000
All Other Fees (4)	0	0
Total	$ 213,000	$ 258,000

(1) Audit Fees consist of fees rendered for professional services rendered for the audit of our financial statements included in our Form 10-K and the review of all financial statements included in our Form 10-Qs during the year ended December 31, 2003 and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagement, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(2) Audit Related Fees consist of fees rendered for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees." This category includes fees related primarily to (i) Sarbanes-Oxley Act, Section 404 advisory services for 2003; (ii) Stifel Financial Capital Trust I offering assistance for 2002; (iii) Stifel Financial Corp. Employee Stock Ownership Plan audits; and (iv) amendments to registration statements consents.

(3) Tax Fees consist of fees rendered for professional services rendered for tax compliance, tax advice and tax planning. For 2003, such fees can all be categorized as fees for advisory services.

(4) All Other Fees consist of fees for products and services other than the services reported above. For fiscal years 2002 and 2003 we did not have any fees categorized as "Other Fees."

Our Audit Committee has established a policy requiring the approval of all audit engagement fees and terms and the pre-approval of all non-audit services provided to us by Deloitte & Touche LLP. The policy prohibits the Audit Committee from delegating to management the committee's responsibility to pre-approve permitted services of our independent auditor.

During 2003, the Audit Committee pre-approved non-audit services related to assistance with documenting controls under Sarbanes-Oxley Section 404. For the year 2003, the Audit Committee pre-approved 92% of fees categorized as "Audit-Related Fees." Fees categorized as "Tax Fees" were not pre-approved.

The Audit Committee has considered whether Deloitte & Touche LLP's provision of non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP.

We have been advised that a representative of Deloitte & Touche LLP will be present at the meeting with an opportunity to make a statement if such representative desires and will be available to respond to questions of the stockholders.

The affirmative vote of a majority of the votes cast, present or represented by proxy at the meeting, is required to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2004. We recommend a vote "FOR" ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2004.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The committee operates pursuant to a written charter which was approved and adopted by the board of directors. Our board of directors has determined that each of the members of the committee is independent within the meaning of the listing standards of the Securities and Exchange Commission and the New York Stock Exchange. Our independent accountants, Deloitte & Touche LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America. Our board of directors has determined that Bruce A. Beda meets the Securities and Exchange Commission's requirements for and has designated him as, the "Audit Committee Financial Expert."

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in our Annual Report on Form 10-K with management. In connection with its review of our financial statements, the committee discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee meets with the independent accountants, with and without management present, to discuss their evaluations of our internal controls and the overall quality of our financial reporting. The committee reviewed with the independent accountants the acceptability of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including, but not limited to, those matters under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards). The committee has received from the independent accountants the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In connection with this disclosure, the committee has discussed with the independent accountants the accountants' independence from management and us. The committee also reviews the internal audit department's organization, responsibilities, budget and staffing. The committee reviewed with both the independent accountants and the internal auditors their audit plans, audit scope, identification of audit risks and the results of the audit examinations.

Management is responsible for our financial reporting process, including our system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. Our independent accountants are responsible for auditing those financial statements. The committee's responsibility is to monitor and review these processes. It is not the committee's duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the committee are not employees and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent accountants included in their report on our financial statements. The committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee's considerations and discussions with management and the independent accountants do not assure that our financial statements are presented in accordance with generally accepted accounting principles in the United States of America, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact "independent."

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

2003 Audit Committee
Bruce A. Beda, Chairman Robert J. Baer Charles A. Dill Richard F. Ford Robert E. Lefton James M. Oates

April 1, 2004

* * *

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2005 annual meeting of stockholders must be received by us by December 6, 2004 for inclusion in our proxy statement and proxy card relating to that meeting. Upon receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Under our by-laws, stockholder proposals, including nominations of directors, which do not appear in the proxy statement may be considered at a meeting of stockholders only if they involve a matter proper for stockholder action and written notice of the proposal is received by our corporate secretary not less than 60 days nor more than 90 days prior to the meeting; provided that if less than 70 days' notice or prior public disclosure of the date of a stockholders' meeting is given by us, notice must be timely received not later than the close of business on the tenth day following the earlier of (a) the day on which notice of the meeting was mailed or (b) the day on which public disclosure was made. The notice must contain the name, address and beneficial ownership of the stockholder, a brief description of the proposal to be brought or the name, age, address, business history, beneficial ownership and written consent to being named by any proposed nominee, any material interest of the stockholder in the proposal or any arrangement or understanding between the stockholder and the proposed nominee required to be disclosed under the proxy regulations, and the number of shares known by such stockholder to be supporting the proposal on the date notice is given.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors, and persons who own more than 10 percent of our outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. To our knowledge, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were complied with during the year ended December 31, 2003.

ANNUAL REPORT

We simultaneously mailed the annual report for the year ended December 31, 2003 to our stockholders.

A copy our annual report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission (excluding exhibits), may be obtained by any stockholder, without charge, upon written request to James M. Zemlyak, Stifel Financial Corp., 501 North Broadway, St. Louis, MO 63102, or by accessing our Internet site at www.stifel.com and clicking the "SEC Company Filings" section.

HOUSEHOLDING OF MATERIALS

In some instances, only one copy of this proxy is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at 800-488-0970, or send a written request to James M. Zemlyak, Investor Relations, Stifel Financial Corp., One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102. If you have received only one copy of the proxy statement and wish to receive a separate copy for each stockholder in the future, you may call us at the telephone number or write us at the address listed above. Alternatively, stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy, also by calling us at the number or writing to us at the address listed above.

OTHER MATTERS

Management knows of no business to be brought before the annual meeting of stockholders other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy card promptly. Should you attend the meeting, you may revoke the proxy by voting in person. A postage-paid, return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your prompt attention is appreciated.

MISCELLANEOUS

We will bear the cost of solicitation of proxies. Proxies will be solicited by mail. They also may be solicited by officers and regular employees of us and our subsidiaries personally or by telephone, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

By Order of the Board of Directors,

Marcia J. Kellams, Secretary
April 5, 2004
St. Louis, Missouri

APPENDIX A

STIFEL FINANCIAL CORP.
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I. PURPOSE

The purpose of the Audit Committee (the "Committee") is to assist the Board of Directors of Stifel Financial Corp. (the "Company") in its oversight of:

  The integrity of the Company's financial statements, including monitoring the Company's financial reporting process and systems of internal controls regarding finance, legal accounting, and regulatory compliance;

  The Company's compliance with applicable legal and regulatory requirements with respect to financial reporting;

  The qualifications, independence, and performance of the Company's independent auditors; and

  The performance of the independent auditors and the Company's internal audit function.

The Committee shall have the sole authority to retain and terminate the independent auditors of the Company and to approve any non-audit relationship with the independent auditors. The Committee has the authority to conduct any investigation it deems appropriate in fulfilling its responsibilities and has the ability to retain, at the Company's expense, any legal, accounting, or other consultants or experts that it deems necessary in the performance of its duties.

In addition, the Committee will prepare its report that is required by the rules and regulations of the Securities and Exchange Commission to be included in the Company's proxy statement for the annual meeting of stockholders and provide an avenue of communication among the independent auditors, the internal auditors, the individuals responsible for the financial management of the Company, and the Board of Directors.

II. COMPOSITION, QUALIFICATIONS, AND MEETINGS

Committee members shall satisfy the requirements of the New York Stock Exchange and the federal securities laws. The Committee shall be comprised of three or more directors as determined by the Board of Directors, each of whom shall be an "independent" director. An independent director is a member of the Board of Directors of the Company who:

  The Board of Directors has affirmatively determined has no other material commercial, industrial, banking, consulting, legal, accounting, charitable, or familial relationship with the Company, either individually or as a partner, stockholder, or officer of an organization or entity having such a relationship with the Company, which relationship would adversely impact the director's independence in connection with the Company;

  Is not, and has not been for the five years prior to the date of determination, an employee of the Company;

  Is not, and has not been, affiliated with or employed by the present or former auditor of the Company, or one of the auditors' affiliates, unless it has been more than five years since the affiliation, employment, or the auditing relationship ended;

  Is not, and has not been for the five years prior to the date of determination, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of a company that concurrently employs the director;

  Has, and for the five years prior to the date of determination had, no immediate family members (i.e., spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone who shares the director's home) in any of the above categories; provided, however, that in the case of employment of one of the above-described immediate family members, the family member must have served as an officer or partner of the subject entity to impact the director's independence; and

  Is compensated by the Company solely with the directors' fees that are paid by the Company to each Committee member.

Each director who serves on the Committee shall, in the judgment of the Board of Directors, have a basic understanding of finance and accounting and be able to read and understand financial statements, and at least one member shall be an "Audit Committee financial expert." A director shall be considered an Audit Committee financial expert if the director:

  Has an understanding of financial statements and generally accepted accounting principles;

  Has the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

  Has experience preparing, or actively supervising others in, auditing, analyzing, or evaluating financial statements with a breadth and level of complexity generally comparable to the breadth and complexity of issues that can reasonably be expected to arise in the Company's financial statements;

  Has an understanding of internal controls and procedures for financial reporting; and

  Has an understanding of the functions of the Committee.

The Board of Directors can determine that a person has acquired the above attributes through the person's education and the person's direct experience as, or experience actively supervising, a principal financial officer, principal accounting officer, controller, public accountant or auditor, or another position with responsibility for the preparation, auditing, or evaluation of financial statements.

Committee members shall be appointed by the Board of Directors and shall serve until such member's successor is appointed and qualified or until such member's earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors. A Committee member shall not concurrently serve on the audit committee of more than three public companies unless the Board of Directors (1) determines that such concurrent service would not impair his or her ability to serve on the Company's Committee and (2) discloses its determination in the Company's annual proxy statement.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee Chair shall approve an agenda in advance of each meeting. If a Committee Chair is not designated or present at a Committee meeting, the members of the Committee may designate a Chair by a majority vote of the Committee membership.

III. DUTIES AND RESPONSIBILITIES

The primary function of the Committee is oversight, which recognizes that the Company's financial management is responsible for the preparation, presentation, and integrity of the Company's financial statements as well as the maintenance of appropriate accounting and financial reporting practices, policies, internal controls, and procedures designed to provide reasonable assurances that the Company is in compliance with applicable accounting standards, laws, and regulations. The Committee also recognizes that the independent auditors are responsible for planning and performing a proper audit of the Company's annual financial statements and performing reviews of the Company's quarterly financial statements prior to the filing of each of these reports with the Securities and Exchange Commission.

The Committee recognizes that the persons who are responsible for the financial management of the Company and the independent auditors have more time, knowledge, and detailed information regarding the Company and its financial information than do the Committee members. Consequently, in carrying out its responsibilities, the Committee is not providing any expert or special assurances as to the Company's financial statements or any professional certification as to the independent auditors' work. Each member of the Committee is entitled to rely on (1) the integrity of those persons and organizations within and outside the Company from which he or she receives information and (2) the accuracy of the financial and other information provided to the Committee by such persons and organizations, absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

In carrying out its oversight responsibilities, the Committee shall:

  On an annual basis, prior to the mailing of the proxy materials for the annual meeting of stockholders of the Company, recommend to the Board of Directors a public accounting firm to be placed in nomination for stockholder ratification as the Company's independent auditors for the ensuing year. The Committee shall also be responsible for determining the compensation and termination of the independent auditors as the Committee deems necessary. The independent auditors shall report directly to the Committee, and the Committee shall be directly responsible for oversight of the independent auditors, including the resolution of any disagreements between the independent auditors and those persons responsible for the financial management of the Company. The Committee shall have the sole authority to (1) approve all audit engagement fees and terms and (2) preapprove all non-audit services;

  Engage counsel and other consultants and advisors that it deems necessary to advise the Committee on any matter within the scope of the Committee's duties, and cause the Company to pay such counsel, consultants, and advisors. The Committee has the authority to procure these outside services and provide for their compensation without the prior approval of the Board of Directors;

  Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the then-current year, the proposed audit fees, and the audit procedures to be utilized, and at the conclusion of the audit, review the audit, including any comments or recommendations of the independent auditors, and elicit the judgment of the independent auditors regarding the quality of the accounting principles applied to the Company's financial statements;

  Review the annual audited and quarterly financial statements with financial management of the Company and the independent auditors, including the disclosures in the Management's Discussion and Analysis section of the Form 10-K or Form 10-Q prior to filing with regulators. In conjunction with such annual or quarterly review, the Committee shall review:

    Major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company's selection or application of accounting principles and major issues as to the adequacy and effectiveness of internal controls and any special audit actions taken in light of major internal control deficiencies;

    Analyses prepared by financial management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including an analysis of the effects of alternative methods of generally accepted accounting principles on the financial statements; and

    The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on financial statements.

  Discuss the type of information to be disclosed in earnings press releases, earnings guidance, and other financial presentations that are to be provided to analysts, rating agencies, and the general public, paying particular attention to the use of "pro forma" or "as adjusted" financial disclosures that are not determined in accordance with generally accepted accounting principles;

  Discuss the Company's financial risk exposures, the steps financial management of the Company has taken to monitor and control such exposures, and the Company's guidelines and policies regarding risk assessment and management;

  Provide the opportunity for financial management of the Company, the internal auditors, and the independent auditors to meet separately with the Committee. The items to be discussed at the meeting with the independent auditor should include any difficulties encountered in the course of the audit work; any restrictions placed on the scope of the independent auditors' activities and access to information; any disagreements with financial management and the evaluation by the internal auditors of the Company's financial, accounting, and internal auditing personnel; and the cooperation that the independent auditors received from such personnel during the course of the audit. The Committee may also review:

    Any accounting adjustments that were noted by the independent auditors but "passed" (as immaterial or otherwise);

    Any communications between the independent auditors' on-site team and the independent auditors' national offices about auditing or accounting issues raised in the course of the audit of the Company's financial statements; or

    Any management letter issued, or proposed to be issued, by the independent auditors to the Company.

The meeting with the internal auditors should include a review of the responsibilities, budget, and staffing of the Company's internal audit function as well as the internal auditors' independence and authority, reporting obligations, proposed internal audit plan for the coming year, and coordination of the plan with the independent auditor. The internal auditors should also present a summary of findings for completed internal audits and progress reports on current internal audit plans, with explanations for any deviations from the plan;

  Obtain and review, at least annually, a report by the independent auditors describing the firm's internal quality-control procedures, and any material issues raised by the most recent internal quality-control review of the firm or by any governmental or professional investigation within the preceding five years with respect to any audit conducted by the firm;

  Evaluate on an annual basis the qualifications, performance, and independence of the independent auditors, based on the Committee's review of the independent auditors' report and the performance of the independent auditors throughout the year. In conjunction with this evaluation, the Committee shall review the independent auditors' lead partner and consider whether the Company should regularly rotate firms to assure continuing auditors' independence. The Committee shall present to the Board of Directors its conclusions with respect to the independent auditors;

  At least annually, review and approve all relationships between the independent auditors and the Company, other than the audit of the financial statements, with a view toward ensuring the objectivity and independence of the independent auditors in this regard. The Committee will set clear hiring policies with respect to employees or former employees of the independent auditors by the Company to ensure that there is no direct or indirect adverse effect on the independence of the independent auditors due to the potentiality of future employment by the Company of such personnel;

  Establish procedures for the receipt, retention, and treatment of complaints and concerns received by the Company regarding accounting, internal controls, and auditing matters and for the confidential, anonymous submission of such complaints and concerns by employees of the Company;

  Review the findings of any examinations performed by regulatory agencies and any auditor, either internal or independent, observations, comments, or concerns. Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the chief audit executive; and

  Prepare the report of the Committee as required by the rules and regulations of the Securities and Exchange Commission to be included in the Company's proxy materials and submit reports of all meetings of the Committee to, and discuss matters covered at each meeting with, the Board of Directors. The reports to the Board of Directors should include a review of any issues related to the quality and the integrity of the Company's financial statements, its compliance with legal and regulatory requirements, and the performance of the independent auditors and the internal auditors.

The Committee stands at the crucial intersection of financial management, independent auditors, internal auditors, and the Board of Directors. While the Committee may obtain the input of financial management with respect to its oversight responsibilities, the Committee shall not delegate these responsibilities to financial management.

IV. ANNUAL REVIEW

The Committee shall annually perform a review and evaluation of the performance of the Committee and its members and report its conclusions to the Board of Directors. In addition, the Committee shall assess the adequacy of the Charter and the Committee's own performance under the Charter. The Committee will determine whether any changes to the Charter are advisable or any corrective actions should be undertaken to correct any deficiencies or weaknesses noted in the review and evaluation. The Committee shall present any amendments to the Charter or corrective actions that the Committee deems necessary or appropriate to the Board of Directors for its approval.

Adoption and Publication

The Board of Directors hereby approves and adopts this Charter of the Audit Committee, effective February 4, 2004.

The Charter shall be published on the Company's Internet website, filed with the Securities and Exchange Commission at least every three years in accordance with applicable regulations, and otherwise be filed or reported as may be required by law.

APPENDIX B

STIFEL FINANCIAL CORP.
1999 EXECUTIVE INCENTIVE
PERFORMANCE PLAN

Article I. Establishment And Purpose

1.1 Establishment of the Plan. Stifel Financial Corp. (the "Company") hereby establishes the 1999 Executive Incentive Performance Plan (the "Plan") as set forth in the Agreement.

1.2 Purpose. Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 the amount of an employer's deduction for a fiscal year relating to compensation for certain executive officers, with exceptions for specific types of compensation such as performance-based compensation.

This Plan is intended to provide for the payment of qualified performance-based compensation in the form of bonuses that is not subject to the Section 162(m) deduction limitation.

1.3 Effective Date. The effective date of the Plan is January 1, 1999, subject to approval of the material terms of the Plan by the Company's shareholders.

Article II. Definitions

2.1 Definitions. Whenever used herein, the following terms will have the meanings set forth below, unless otherwise expressly provided. When the defined meaning is intended, the term is capitalized.

(a) "Board" means the Board of Directors of the Company.

(b) "Code" means the Internal Revenue Code of 1986, as amended.

(c) "Committee" means the Compensation Committee of the Board, or another committee appointed by the Board to serve as the administrator for the Plan, which committee at all times consists of persons who are "outside directors" as that term is defined in the regulations promulgated under Section 162(m) of the Code.

(d) "Company" means Stifel Financial Corp.

(e) "Employer" means the Company and any entity that is a subsidiary or affiliate of the Company.

(f) "Participant" for a Performance Period means an officer or other key employee who is designated by the Committee as a participant in the Plan for that Performance Period in accordance with Article III.

(g) "Target Award" shall mean the maximum amount that may be paid to a Participant as a bonus for a Performance Period if certain performance criteria are achieved in the Performance Period.

(h) "Performance Period" shall mean the fiscal year of the Company; or any other period designated as a Performance Period by the Committee.

2.2. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

Article III. Eligibility And Participation

3.1 Eligibility. The Participants in this Plan for any Performance Period shall be comprised of each employee of the Company who is a "covered employee" for purposes of Section 162(m) of the Code, or who may be such a covered employee as of the end of a tax year for which the Company would claim a tax deduction in connection payment of compensation to such employee, during such Performance Period and who is designated individually or by class to be a Participant for such Performance Period by the Committee at the time a Target Award is established for such employee.

3.2 Participation. Participation in the Plan will be determined annually by the Committee. Employees approved for participation will be notified of their selection as soon after approval as practicable.

3.3 Termination of Approval. The Committee may withdraw approval for a Participant's participation at any time. In the event of such withdrawal, the Employee concerned will cease to be a Participant as of the date of such withdrawal. The Employee will be notified of such withdrawal as soon as practicable following the Committee's action. A Participant who is withdrawn from participation under this Section will not receive any award for the Performance Period under this Plan.

Article IV. Performance Criteria

4.1 Target Awards. The Committee shall establish objective performance criteria for the Target Award of each Participant for each Performance Period in writing. Such formula shall be based upon one or more of the following criteria, individually or in combination, as the Compensation Committee in its discretion shall determine: (a) pre-tax or after-tax return on equity; (b) earnings per share; (c) pre-tax or after-tax net income, as defined by the Committee; (d) business unit or departmental pre-tax or after-tax income; (e) book value per share; (f) market price per share; (g) relative performance to peer group companies; (h) expense management; and (i) total return to stockholders. Such formula shall be sufficiently detailed and objective so that a third party having knowledge of the relevant performance results could calculate the bonus amount to be paid to the Participant pursuant to such Target Award formula.

Such Target Award shall be established in writing by the Committee no later than 90 days after the beginning of such Performance Period (but no later than the time prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered pre-established).

4.2 Payment of Bonus. As a condition to the right of a Participant to receive any bonus under this Plan, the Committee shall first be required to certify in writing, by resolution of the Committee or other appropriate action, that the performance criteria of the Target Award have been achieved and that the bonus amount of such Target Award has been accurately determined in accordance with the provisions of this Plan. For this purpose, approved minutes of a meeting of the Committee in which the certification is made shall be treated as written certification.

The Committee shall have the right to reduce the amount payable pursuant to a Target Award of a Participant in its sole discretion at any time and for any reason before the bonus is payable to the Participant, based on such criteria as it shall determine. Notwithstanding any contrary provision of this Plan, the Committee may not adjust upwards the amount payable pursuant to a Target Award subject to this Plan, nor may it waive the achievement of the performance criteria established pursuant to this Plan for the applicable Performance Period.

The bonus amount so determined by the Committee shall be paid to the Participant as soon as administratively practical after the amount of the bonus had been determined and documented as provided above. The bonus payable under this Plan shall be the sole bonus payable to each Participant with respect to a Performance Period.

4.3 Maximum Bonus. The maximum bonus amount payable to each Participant for the 1999 calendar year Performance Period shall be $2,000,000. Thereafter, the maximum bonus amount for each subsequent Performance Period shall be increased by 10% over the maximum bonus amount for the immediately preceding Performance Period.

The Committee shall have the power to impose such other restrictions on Target Awards and bonuses subject to this Plan as it may deem necessary or appropriate to ensure that such bonuses satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m) of the Code, the regulations promulgated thereunder, and any successors thereto.

Article V. Rights Of Participation

5.1. Employment. Nothing in this Plan will interfere with or limit in any way the right of the Employer to terminate a Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of an Employer.

5.2 Nontransferability. No right or interest of any Participant in this Plan will be assignable or transferable or subject to any lien or encumbrance, whether directly or indirectly, by operation of law or otherwise, including without limitation execution, levy, garnishment, attachment, pledge, and bankruptcy.

5.3 No Funding. Nothing contained in this Plan and no action taken hereunder will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or beneficiary or any other person. Amounts due under this Plan at any time and from time to time will be paid from the general funds of the Company. To the extent that any person acquires a right to receive payments hereunder, such right shall be that of an unsecured general creditor of the Company.

5.4 No Rights Prior to Award Approval. No Participant will have any right to payment of a bonus pursuant to this Plan unless and until it has been determined and approved under Section 4.2.

Article VI. Administration

6.1 Administration. This Plan will be administered by the Committee according to any rules that it may establish from time to time that are not inconsistent with the provisions of the Plan.

6.2 Expenses of the Plan. The expenses of administering the Plan will be borne by the Company.

Article VII. Requirements Of Law

7.1 Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Missouri.

7.2 Withholding Taxes. The Company has the right to deduct from all payments under this Plan any Federal, State, or local taxes required by law to be withheld with respect to such payments.

Article VIII. Amendment And Termination

8.1 Amendment and Termination. The Committee, in its sole and absolute discretion may modify or amend any or all of the provisions of this Plan at any time and from time to time, without notice, and may suspend or terminate it entirely.

Article IX. Shareholder Approval

9.1 Shareholder Approval. This Plan shall be subject to approval by the affirmative vote of a majority of the shares cast in a separate vote of the shareholders of the Company at the 1999 Annual Meeting of Shareholders, and such shareholder approval shall be a condition to the right of a Participant to receive any bonus hereunder.

[PROXY CARD]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby nominates, constitutes and appoints Ronald J. Kruszewski and Marcia J. Kellams (or such other person as is designated by the board of directors of Stifel Financial Corp. ("Stifel")) (the "Proxies"), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated below all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the annual meeting of stockholders to be held on May 5, 2004 and at any adjournments or postponements thereof.

THE BOARD OF DIRECTORS HAS PROPOSED AND RECOMMENDS A VOTE "FOR" THE FOLLOWING:

1. ELECTION OF DIRECTORS:

☐ FOR all nominees listed below (except as marked below) ☐ WITHHOLD AUTHORITY to vote for all nominees listed below

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,

STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

For term expiring in 2007:

John P. Dubinsky
Robert E. Lefton, Ph.D.
James M. Oates
Scott B. McCuaig

2. PROPOSAL TO RE-AFFIRM THE PERFORMANCE GOALS UNDER THE STIFEL FINANCIAL CORP. 1999 EXECUTIVE INCENTIVE PERFORMANCE PLAN:

☐ For ☐ Against ☐ Abstain

3. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as Stifel's independent public auditors:

☐ For ☐ Against ☐ Abstain

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" all the named nominees for director, "FOR" Proposal 2 and "FOR" Proposal 3.

The undersigned acknowledges receipt of the 2003 annual report to stockholders and the notice of the annual meeting and the proxy statement. Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

☐ PLEASE CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

SIGN HERE _______________________________________________
(Please sign exactly as name appears at left)
SIGN HERE _______________________________________________
Executors, administrators, trustees, etc. should indicate when signing
DATED _______________________________________________

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the shareholder is a corporation, this proxy card must be signed by a duly authorized officer of the shareholder. By signing this proxy card, you acknowledge receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, with all enclosures and attachments, dated April 5, 2004.